Exhibit 99.1
BROADPOINT.GLEACHER ANNOUNCES RECORD QUARTERLY NET REVENUES
OF $97.3 MILLION AND PRE-TAX PROFIT OF $19.1 MILLION
DILUTED EARNINGS PER SHARE OF $0.20 COMPARED TO A LOSS OF $0.13 IN
THE PRIOR YEAR QUARTER
NEW YORK, N.Y., October 28, 2009 — Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) reported today financial results for the third quarter ended September 30, 2009, with a pre-tax profit of $19.1 million, net revenues of $97.3 million, and diluted earnings per share of $0.20.
Broadpoint.Gleacher will hold a conference call this morning, October 28, 2009, at 10:00 A.M. (EDT) (see Conference Call Information below) to discuss these results.
Highlights of the third quarter include:
•	Net revenues of $97.3 million for the third quarter of 2009, compared to $32.3 million for the third quarter of 2008. Revenue growth in the third quarter of 2009 compared to the prior year quarter was driven by improvement in all of the Company’s business segments.

•	Profit before income taxes for the third quarter of 2009 was $19.1 million, compared to a loss of $7.9 million in the third quarter of 2008.

•	Net profit was $24.0 million in the third quarter of 2009 inclusive of an $8.0 million tax valuation allowance reversal, compared to a net loss of $8.8 million in the third quarter of 2008. Diluted earnings per share for the third quarter was $0.20. Excluding the impact of the reversal of the tax valuation allowance, diluted earnings per share for the quarter on an operating basis was $0.13.

•	Revenue per employee for the third quarter was $1.22 million on an annualized basis compared to $0.62 million a year ago and $1.36 million for the second quarter of 2009.

•	Completion of an equity offering with 16 million shares sold by the Company, generated total net proceeds to the Company of $93.3 million.

•	Signed a lease at 1290 Avenue of the Americas for approximately 75,000 square feet, enabling the consolidation of the Company’s Manhattan locations.
Lee Fensterstock, Chief Executive Officer, said, “We have made significant progress this quarter. We completed our capital raise, signed a new lease to create a consolidated headquarters location in Midtown Manhattan, and continued to perform financially. We are pleased with our progress, but recognize there is much work to be done in order to achieve our long term objectives.”
Eric Gleacher, Chairman, said, “Our investment banking business is making steady progress and we continue to see numerous senior bankers interested in joining Broadpoint.Gleacher. With prospects of an improving business environment in 2010, we are positioned for real traction and meaningful participation in the investment banking marketplace.”
“We continue to see terrific people available across all of our business lines,” said Peter McNierney, President and Chief Operating Officer. “In the last quarter, we hired additional senior professionals in high yield, convertible and equity institutional sales, investment banking, and our rates group, as well as formed a new Preferreds/Hybrids group.”
Highlights by business segment for the third quarter ended September 30, 2009 and September 30, 2008
(In thousands)

	Three Months Ended
Net Revenues by Business Segment	September 30,	September 30,
(including net interest income)	2009	2008

Broadpoint DESCAP	$44,412	$13,630
Debt Capital Markets	31,871	15,324
Equity Capital Markets	6,004	827
Investment Banking	8,432	3,335
Other	6,605	(796)

Net revenues (including net interest income)	$97,324	$32,320

Pre-tax profit (loss)*	$19,067	$(7,921)

*Includes stock-based compensation of:	$3,687	$3,270

Overview of Financial Results for the Quarters Ended September 30, 2009 and September 30, 2008
(In thousands except per share amounts)
(Unaudited Condensed Consolidated Statements of Operations)

	Three Months Ended
	September 30,
	2009	2008

Revenues:
Principal transactions	$66,369	$24,294
Commissions	5,570	731
Investment banking	12,433	4,022
Investment gains (losses)	2,698	(647)
Interest income	12,432	5,936
Fees and other	1,610	655

Total revenues	101,112	34,991
Interest expense	3,788	2,671

Net revenues	97,324	32,320

Expenses (excluding interest):
Compensation and benefits*	66,149	28,275
Clearing, settlement and brokerage	1,318	821
Communications and data processing	2,738	3,343
Occupancy and depreciation	2,328	1,794
Selling	1,737	1,018
Restructuring	—	2,252
Other	3,987	2,738

Total expenses (excluding interest)	78,257	40,241

Profit (loss) before income taxes	19,067	(7,921)

Income tax (benefit) expense	(4,892)	870

Profit (loss) from continuing operations	23,959	(8,791)
Loss from discontinued operations, net of taxes	—	(47)

Net profit (loss)	$23,959	$(8,838)

Per share data:
Basic Earnings:
Continuing operations	$0.22	$(0.13)
Discontinued operations	—	—

Net profit (loss)	$0.22	$(0.13)

Diluted earnings:
Continuing operations	$0.20	$(0.13)
Discontinued operations	—	—

Net profit (loss)	$0.20	$(0.13)

Weighted average common and common equivalent shares outstanding:
Basic	110,322	70,140
Diluted	118,829	70,140

*Compensation and benefits detail:
Salary, bonus and benefits	$58,095	$23,550
Earnout associated with BNY transaction	4,367	1,455
Employee stock-based compensation	3,687	3,270

Total	$66,149	$28,275

Discussion of operating results for the third quarter of 2009 compared to the third quarter of 2008
Net revenues for the third quarter of 2009 were $97.3 million, an increase of $65.0 million, or 201 percent, from $32.3 million in the third quarter of 2008. Pre-tax profit from continuing operations in the third quarter was $19.1 million compared to a loss of $7.9 million in the prior year quarter.
Revenues from principal transactions and commissions were $71.9 million in the third quarter of 2009, an increase of $46.9 million, or 187 percent, compared to the third quarter of 2008, due to increased revenues in the Broadpoint Descap division of $27.9 million, the Debt Capital Markets division of $14.4 million and the Equities division of $4.4 million. Investment Banking revenues increased $8.4 million over the third quarter of 2008 to $12.4 million, primarily due to an increase in advisory fees. Investment gains of $2.7 million increased $3.3 million over the third quarter of 2008 due to an increase in the value of the Company’s investment in the FATV fund. Net interest income increased by $5.4 million over the third quarter of 2008 to $8.6 million in the third quarter of 2009, primarily due to coupon interest generated on higher inventory levels at Broadpoint Descap and lower financing costs. Fees and other revenues of $1.6 million increased by $1.0 million over the third quarter of 2008, primarily due to an increase in payments received for equity research.
Non-interest expenses for the third quarter of 2009 of $78.3 million increased $38.0 million, or 94 percent, compared to $40.2 million in the third quarter of 2008. In the third quarter of 2009, compensation and benefits expense was $66.1 million, an increase of 134 percent over the prior year quarter, primarily due to an increase in net revenues of 201 percent. Clearing, settlement and brokerage costs were $1.3 million, an increase of 61 percent compared to the prior year quarter due to increased activity in the Debt Capital Markets and Broadpoint Descap divisions. Communications and data processing expense of $2.7 million decreased by $0.6 million compared to the third quarter of 2008 due to the elimination in the 2009 period of expenses associated with the Company’s legacy Equities business, which the Company exited in the third quarter of 2008. Occupancy and depreciation expense increased $0.5 million, or 30 percent, over the third quarter of 2008 to $2.3 million due to the leasing of additional office space. Selling expense increased $0.7 million, or 71 percent, over the third quarter of 2008 to $1.7 million due to an increase in sales activity. The Company’s restructuring was completed at the end of the third quarter of 2008, and as a result no restructuring charges were incurred in the third quarter of 2009 compared to the $2.3 million in restructuring charges incurred in the third quarter of 2008. Other expenses increased $1.2 million, or 46 percent, over the third quarter of 2008 to $4.0 million in the third quarter of 2009, primarily due to amortization of intangibles related to the Amtech and Gleacher acquisitions and the implementation of a new SIPC assessment fee.

Overview of Financial Results for the Nine Months Ended September 30, 2009 and September 30, 2008
(In thousands except per share amounts)
(Unaudited Condensed Consolidated Statements of Operations)

	Nine Months Ended
	September 30,
	2009	2008

Revenues:
Principal transactions	$183,674	$59,099
Commissions	15,165	1,982
Investment banking	30,659	13,976
Investment gains (losses)	3,680	(410)
Interest income	34,584	13,787
Fees and other	4,779	1,807

Total revenues	272,541	90,241
Interest expense	11,912	6,499

Net revenues	260,629	83,742

Expenses (excluding interest):
Compensation and benefits*	182,093	71,554
Clearing, settlement and brokerage	3,299	1,875
Communications and data processing	7,678	7,279
Occupancy and depreciation	6,055	4,864
Selling	4,531	3,106
Restructuring	—	4,315
Other	9,555	7,399

Total expenses (excluding interest)	213,211	100,392

Profit (loss) before income taxes	47,418	(16,650)

Income tax expense	2,345	2,405

Profit (loss) from continuing operations	45,073	(19,055)
Profit (loss) from discontinued operations, net of taxes	28	(121)

Net profit (loss)	$45,101	$(19,176)

Per share data:
Basic Earnings:
Continuing operations	$0.50	$(0.28)
Discontinued operations	—	—

Net profit (loss)	$0.50	$(0.28)

Diluted earnings:
Continuing operations	$0.47	$(0.28)
Discontinued operations	—	—

Net profit (loss)	$0.47	$(0.28)

Weighted average common and common equivalent shares outstanding:
Basic	89,426	67,526
Diluted	96,674	67,526

*Compensation and benefits detail:
Salary, bonus and benefits	$159,341	$61,567
Earnout associated with BNY transaction	14,243	3,524
Employee stock-based compensation	8,509	6,463

Total	$182,093	$71,554

Discussion of operating results for the first nine months of 2009 compared to the first nine months of 2008
Net revenues for the first nine months of 2009 were $260.6 million, an increase of $176.9 million, or 211 percent, from $83.7 million in the first nine months of 2008. Pre-tax profit from continuing operations in the first nine months of 2009 was $47.4 million compared to a loss of $16.7 million in the first nine months of 2008.
Revenues from principal transactions and commissions in the first nine months of 2009 increased $137.8 million, or 226 percent, to $198.8 million compared to the first nine months of 2008 due to increased revenues in the Broadpoint Descap division of $63.5 million, the Debt Capital Markets division, which commenced operations in March 2008, of $63.7 million, and the Equities division of $10.5 million. Investment Banking revenues increased $16.7 million over the prior year period to $30.7 million due to an increase in advisory fees. Investment gains of $3.7 million increased $4.1 million over the prior year period due to an increase in the value of the Company’s investment in the FATV fund. Net interest income increased by $15.4 million over the prior year period to $22.7 million, primarily due to coupon interest generated on higher inventory levels at Broadpoint Descap and lower financing costs. Fees and other revenues of $4.8 million increased by $3.0 million over the prior year period, primarily due to an increase in payments received for equity research.
Non-interest expenses for the first nine months of 2009 of $213.2 million increased $112.8 million, or 112 percent, compared to $100.4 million in the first nine months of 2008. In the first nine months of 2009 compensation and benefits expense was $182.1 million, an increase of 154 percent over the prior year period due to an increase in net revenues of 211 percent. Clearing, settlement and brokerage costs were $3.3 million, an increase of 76 percent, compared to the prior year period due to the addition of the Debt Capital Markets division and increased volumes at the Broadpoint Descap division. Communications and data processing expense of $7.7 million increased by $0.4 million over the prior year period due to the addition of the Debt Capital Markets division and an increase in activity and headcount in the Broadpoint Descap division. Occupancy and depreciation expense increased $1.2 million, or 24 percent, over the prior year period to $6.1 million due to the leasing of additional office space. Selling expense increased $1.4 million, or 46 percent, over the prior year period to $4.5 million, primarily due to an increase in sales activity. The Company’s restructuring was completed at the end of the third quarter of 2008 and as a result no restructuring charges were incurred during the first nine months of 2009, compared to the $4.3 million in restructuring charges incurred in the first nine months of 2008. Other expenses increased $2.2 million, or 29 percent, over the prior year period to $9.6 million due to costs associated with the Gleacher acquisition and the amortization of intangibles related to the Amtech and Gleacher acquisitions and the implementation of a new SIPC assessment fee.

Condensed Consolidated Statements of Financial Condition
(In thousands except per share and share amounts)
(Unaudited Consolidated Statements of Financial Condition)

	September 30,	December, 31
As of	2009	2008

Assets
Cash and cash equivalents	$19,543	$7,377
Cash segregated for regulatory purposes	100	470
Receivables from:
Brokers, dealers and clearing agencies	20,174	3,465
Others	12,751	4,722
Securities owned, at fair value	958,436	618,822
Investments, at fair value	19,306	15,398
Office equipment and leasehold improvements, net	1,622	1,691
Goodwill	105,029	23,283
Intangible assets	20,639	8,239
Other assets	19,101	10,804

Total Assets	$1,176,701	$694,271

Liabilities
Payables to:
Brokers, dealers and clearing agencies	$678,695	$511,827
Others	15,348	2,788
Securities sold, but not yet purchased, at fair value	69,473	15,228
Accounts payable	1,900	2,172
Accrued compensation	65,273	31,939
Accrued expenses and income taxes payable	6,293	6,178
Mandatory redeemable preferred stock	24,361	24,187

Total Liabilities	861,343	594,319

Commitments and Contingencies
Subordinated debt	1,197	1,662

Shareholders’ Equity
Preferred stock; $1.00 par value; authorized 1,500,000 shares; issued 1,000,000 (Mandatory Redeemable)
Common stock; $.01 par value; authorized 200,000,000 and 100,000,000 shares, respectively; issued 125,056,247 and 81,556,246 shares, respectively; and outstanding 123,073,654 and 79,829,492 shares, respectively	1,251	815
Additional paid-in capital	411,334	236,824
Deferred compensation	534	954
Accumulated deficit	(92,961)	(138,062)
Treasury stock, at cost (1,982,593 shares and 1,726,754 shares, respectively)	(5,997)	(2,241)

Total Shareholders’ Equity	314,161	98,290

Total Liabilities and Shareholders’ Equity	$1,176,701	$694,271

Income Tax Note
The effective tax rate for the three-months ended September 30, 2009 was negative 25.7%. This rate reflects a discrete tax benefit of $8.0 million related to the release of the deferred tax valuation allowance. Excluding this discrete item, the effective tax rate for the third quarter would have been 16.2%.
The valuation allowance was released in the third quarter because of, among other factors, the continued trend of improved profitability, the success of the Company’s recent secondary offering, the completion of management’s restructuring plan and the successful integration of the AmTech and Gleacher acquisitions.
The effective tax rate for the nine-months ended September 30, 2009 was 4.9%. This rate reflects the discrete tax benefit of $8.0 million related to the release of the deferred tax valuation allowance in the third quarter and a $6.0 million valuation allowance reduction related to deferred tax liabilities recorded in purchase accounting in connection with the Gleacher transaction in the second quarter. Excluding these discrete items, the effective tax rate for the nine-months ending September 30, 2009 would have been 34.4%.
Non-GAAP Financial Measures
Annualized revenue per employee, stated previously in this press release, may be viewed as a non-GAAP financial measure. We calculate this number by dividing our net revenue for the quarter by the average number of employees during the period and multiplying by four. Our net revenue per average number of employees during the third quarter of 2009, calculated using our third quarter net revenue of $97.3 million, and an average of 318 employees, was $305,975. Our net revenue per average number of employees during the third quarter of 2008, calculated using our 2008 third quarter net revenue of $32.3 million, and an average of 209 employees, was $154,545. Our net revenue per average number of employees during the second quarter of 2009, calculated using our second quarter net revenue of $92.7 million and an average of 273 employees was $339,560.
Operating earnings per share stated previously in this press release, may be viewed as a non-GAAP financial measure. We calculate this number by taking our net profit of $24.0 million for the quarter and subtracting the $8.0 million effect of the tax valuation allowance reversal. We then divide the resultant number by our diluted shares outstanding for the third quarter of 2009, which were approximately 118.8 million shares.
Conference Call Information
The Company will hold a conference call today, October 28, 2009, at 10:00 A.M. (EDT). This call will be webcast and can be accessed on the Investor Relations portion of the Company’s website at www.bpsg.com, as well as being distributed through Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson

StreetEvents (www.streetevents.com), a password protected event management site. To participate on the call, please dial 888.713.4214 for domestic calls or 617.213.4866 for international calls, participant passcode 44131416 or request the Broadpoint.Gleacher earnings call. For those who cannot listen to the live broadcast, a recording of the call will be available for seven days following the call by dialing 888.286.8010 for domestic calls or 617.801.6888 for international calls, participant passcode 23933408.
About Broadpoint.Gleacher
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its Investment Banking financial advisory subsidiary, Gleacher Partners LLC, its Equity Capital Markets subsidiary, Broadpoint AmTech and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.
Forward Looking Statements
This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.
For Additional Information Please Contact:

Investor Contact	Media Contact
Robert Turner	Ray Young
Chief Financial Officer	Halldin Public Relations
Broadpoint Gleacher Securities Group, Inc.	916.781.0659
212.273.7109